EXHIBIT 32.1

STATEMENT OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

UNDER 18 U.S.C. § 1350

We, Dennis Polk, the president and chief executive officer of SYNNEX Corporation (the “Company”), and Marshall Witt, the chief financial officer of the Company, certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to the best of our knowledge,

(i) the Quarterly Report of the Company on Form 10-Q for the period ended February 28, 2021 (the “Report”), fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: April 08, 2021

/s/ Dennis Polk
Dennis Polk (Principal Executive Officer)

/s/ Marshall W. Witt
Marshall W. Witt (Principal Financial Officer)